Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-62765) pertaining to the Global Imaging Systems, Inc. 401(K) Retirement Plan, and (Form S-8 No. 333-80801) pertaining to Global Imaging Systems, Inc. 1998 Stock Option and Incentive Plan and the Director Non-Incentive Stock Option of our reports dated May 12, 2000, with respect to the consolidated financial statements and schedule of Global Imaging Systems, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended March 31, 2000, and the related financial statement schedule included therein, filed with Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Tampa, Florida
June 21, 2000